Exhibit 10.37

TENANCY AGREEMENT FOR WAREHOUSE

(Contract No.:Tianjin 2015-09) )

Lessor (Party A): China Tiesiju Civil Engineering Group Co.Ltd (Material Company)

Lessee (Party B): Lakeland (Beijing) Safety Products Ltd.

According to provisions of the “Contract Law of People’s Republic of China”, and upon the basis of voluntaries, equality and mutual benefits, Party A and Party B have reached a consensus to enter into this Agreement in respect of the lease of Warehouse.

1.   Party A shall lease to Party B the warehouse located in Intersection of Beichen Dao and Tiedong Road, Beichen District, Tianjin, P.R.China. (Hereinafter referred to as the “Warehouse”), with a construction area of Six Hundred (600) square meters (actual calculation for leasing). The building is for commercial use and the warehouse is concrete structure.

2.   Party B undertakes, as represented to Party A, which the lease of said Warehouse shall only be for the purpose of storage of goods. Party B shall abide by relevant state and municipality regulations.

3.   Both parties agree that Party A shall turn over the Warehouse to Party B before June 10, 2015. Lease: The lease term of said Warehouse shall commence on June 20, 2015 and expire on June 19, 2016.

4.   Party A shall have the right to recover all leased Warehouse upon the expiry of the lease term, and Party B shall return the Warehouse on time. If Party B wishes to renew the lease, a written intent must be made to Party A six months prior to the expiration of the lease term; subject to Party A’s consent, a renewal contract shall be executed.

5.   Both Parties agree that the total monthly rent shall be RMB 10,000. The rent of said Warehouse shall remain unchanged for One (1) year of the lease term.

6.   The Method of payment for the rent of said Warehouse is as follows: Party B shall pay the rental to Party A’s designated bank account semiannually and deposit for one month during the term of the lease.

Beneficiary: China Tiesiju Civil Engineering Group Co.Ltd (Material Company)

A/C No.: 0302 0402 0930 0028 578

Beneficiary bank: Xinkailu Branch, Tianjin, ICBC

7.   Party A and Party B agree that upon signing this Agreement, Part A should invoice fully to Part B according to the rent within ten (10) working days after Part B paying the rent.

8.   The expenses in respect of water, electricity, and network fees shall be borne by Party A.

9.   There shall be two (2) original copies of this Agreement. Party A and Party B shall each hold one copy. All copies are of equal legal effect.

Lessor (Party A):	Lessee (Party B):

Shanghai Huchen Lighting Company	Lakeland (Beijing) Safety Products Ltd.

Proxy:	Proxy:

Date:	Date: